Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 5 Dated December 30, 2002
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RAV8	$1,647,000.00	100%	.625%	$1,636,706.25	2.600%	SEMI-ANNUAL	01/15/2006	07/15/2003	$13.87	YES	Senior Unsecured Notes	Aaa	AAA

Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RAW6	$2,999,000.00	100%	1.000%	$2,969,010.00	3.500%	QUARTERLY	01/15/2008	04/15/2003	$9.92	YES	Senior Unsecured Notes	Aaa	AAA

Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RAX4	$1,256,000.00	100%	1.200%	$1,240,928.00	4.000%	SEMI-ANNUAL	01/15/2010	07/15/2003	$21.33	YES	Senior Unsecured Notes	Aaa	AAA

Redemption Information: Non-Callable.

GE Capital Corporation

Trade Date: December 30, 2002 @12:00 PM ET
Settle Date: January 03, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 GE Capital* InterNotes Prospectus Supplement Dated 22-Nov-02